Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•

FOR IMMEDIATE RELEASE FEBRUARY 27, 2018	For Further Information:
Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS RECORD SALES AND EARNINGS
FOR THE FOURTH QUARTER AND YEAR 2017

TULSA, OK, February 27, 2018 - AAON, INC. (NASDAQ-AAON), today announced its results for the fourth quarter and year 2017. Sales in the fourth quarter were $104.2 million, up 13.6% from $91.7 million in 2016. Net income was $15.8 million, increasing 38.1% from $11.4 million in the same period a year ago. Sales for the year 2017 reached a record level, $405.2 million, representing a gain of 5.5% compared to $384.0 million in 2016. Net income for 2017 was also a record, $54.5 million, rising 2.1% compared to $53.4 million in 2016.

Earnings for the fourth quarter of 2017 were $0.30 per diluted share, up 39.4% from $0.21 per diluted share in 2016, based upon 52.9 million and 53.4 million diluted shares outstanding, respectively. Earnings per diluted share for the years 2017 and 2016 were $1.03 and $1.00, representing a gain of 3.0%, based upon 53.1 million and 53.4 million diluted shares outstanding, respectively.

Selling, general and administrative expenses for the quarter increased $5.1 million to $13.7 million (13.2% of sales) from $8.6 million (9.4% of sales) as compared to the fourth quarter of 2016. This increase is due to warranty expense and increases in salaries and benefits. For the year, SG&A expenses increased $10.7 million to $49.2 million (12.2% of sales) from $38.5 million (10.0% of sales) as compared to 2016. In addition to the increases in warranty from modifications made to our warranty policy, the Company had two officers retire during the year, which resulted in accelerated vesting of stock awards and approximately $1.0 million in additional stock compensation expense. The Company expects our SG&A expense will return to a more normal level in 2018.

The Tax Cuts and Job Act (the "Act") was enacted on December 22, 2017. The Act lowered the corporate income tax rate from 35% to 21% starting in 2018. Due to this change, the Company remeasured its deferred tax assets and liabilities on the enactment date, which resulted in a $4.4 million benefit to our income tax provision.

Norman H. Asbjornson, CEO, said "the Act allows us to improve our compensation to employees and cash distribution to shareholders as well as defer future price increases to customers."

Mr. Asbjornson continued, "Our financial condition at December 31, 2017 remained quite strong with a current ratio of 3.1:1 (including cash and short-term investments totaling $30.4 million). We also remain debt free. Our backlog at December 31, 2017 increased 65.3% to $81.2 million, from $49.1 million for the same period a year ago."

Gary Fields, President, added "During 2018, we will continue to witness the results of our significant capital investment program. Two new Water-Source Heat Pump lines will begin production and our state of the industry laboratory will initiate operations. These investments, I believe, will have a major impact on AAON's growth in the years ahead."

The Company will host a conference call today at 4:15 P.M. (Eastern Time) to discuss the fourth quarter and year 2017 results. To participate, call 1-888-241-0551 (code4187646); or, for rebroadcast, call 1-855-859-2056 (code 4187646).

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income
	Three Months Ended December 31,		Years Ending December 31,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
Net sales	$104,160	$91,668	$405,232	$383,977
Cost of sales	73,085	65,158	281,835	265,897
Gross profit	31,075	26,510	123,397	118,080
Selling, general and administrative expenses	13,714	8,632	49,249	38,506
(Gain) loss on disposal of assets	(1)	—	45	(20)
Income from operations	17,362	17,878	74,103	79,594
Interest income, net	83	69	298	292
Other income (expense), net	5	(10)	91	105
Income before taxes	17,450	17,937	74,492	79,991
Income tax provision	1,680	6,517	19,994	26,615
Net income	$15,770	$11,420	$54,498	$53,376
Earnings per share:
Basic	$0.30	$0.22	$1.04	$1.01
Diluted	$0.30	$0.21	$1.03	$1.00
Cash dividends declared per common share:	$0.13	$0.13	$0.26	$0.24
Weighted average shares outstanding:
Basic	52,457,780	52,891,879	52,572,496	52,924,398
Diluted	52,931,796	53,419,948	53,078,734	53,449,754

AAON, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
	December 31,
	2017	2016
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$21,457	$24,153
Certificates of deposit	2,880	5,512
Investments held to maturity at amortized cost	6,077	14,083
Accounts receivable, net	50,338	43,001
Income tax receivable	1,643	6,239
Note receivable	28	25
Inventories, net	70,786	47,352
Prepaid expenses and other	518	616
Total current assets	153,727	140,981
Property, plant and equipment:
Land	2,233	2,233
Buildings	92,075	78,806
Machinery and equipment	184,316	158,216
Furniture and fixtures	13,714	12,783
Total property, plant and equipment	292,338	252,038
Less: Accumulated depreciation	149,963	137,146
Property, plant and equipment, net	142,375	114,892
Note receivable	678	657
Total assets	$296,780	$256,530

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	10,967	7,102
Accrued liabilities	39,098	31,940
Total current liabilities	50,065	39,042
Deferred revenue	1,512	1,498
Deferred tax liabilities	7,977	9,531
Donations	—	561
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued
Common stock, $.004 par value, 100,000,000 shares authorized, 52,422,801 and 52,651,448 issued and outstanding at December 31, 2017 and 2016, respectively	210	211
Additional paid-in capital	—	—
Retained earnings	237,016	205,687
Total stockholders' equity	237,226	205,898
Total liabilities and stockholders' equity	$296,780	$256,530

AAON, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
	Years Ending December 31,
	2017	2016	2015
Operating Activities	(in thousands)
Net income	$54,498	$53,376	$45,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,007	13,035	11,741
Amortization of bond premiums	47	249	266
Provision for losses on accounts receivable, net of adjustments	179	(25)	(48)
Provision for excess and obsolete inventories	264	625	178
Share-based compensation	6,458	4,357	2,891
Loss (gain) on disposition of assets	45	(20)	(59)
Foreign currency transaction (gain) loss	(59)	(22)	139
Interest income on note receivable	(25)	(28)	(30)
Deferred income taxes	(1,554)	825	1,172
Changes in assets and liabilities:
Accounts receivable	(7,516)	7,048	(5,884)
Income tax receivable	4,596	(1,537)	312
Inventories	(23,698)	(9,478)	(1,059)
Prepaid expenses and other	98	(83)	76
Accounts payable	3,043	654	(5,109)
Deferred revenue	258	417	189
Accrued liabilities and donations	6,353	(5,470)	4,852
Net cash provided by operating activities	57,994	63,923	55,355
Investing Activities
Capital expenditures	(41,713)	(26,604)	(20,967)
Proceeds from sale of property, plant and equipment	10	28	63
Investment in certificates of deposits	(5,280)	(4,112)	(6,680)
Maturities of certificates of deposits	7,912	10,560	6,098
Purchases of investments held to maturity	(13,241)	(10,384)	(14,183)
Maturities of investments	19,700	10,021	11,408
Proceeds from called investments	1,500	3,514	1,013
Principal payments from note receivable	60	52	54
Net cash used in investing activities	(31,052)	(16,925)	(23,194)
Financing Activities
Borrowings under revolving credit facility	—	761	—
Payments under revolving credit facility	—	(761)	—
Stock options exercised	2,259	2,063	2,795
Repurchase of stock	(16,620)	(19,317)	(36,558)
Employee taxes paid by withholding shares	(1,614)	(823)	(585)
Cash dividends paid to stockholders	(13,663)	(12,676)	(11,857)
Net cash used in financing activities	(29,638)	(30,753)	(46,205)
Net increase (decrease) in cash and cash equivalents	(2,696)	16,245	(14,044)
Cash and cash equivalents, beginning of period	24,153	7,908	21,952
Cash and cash equivalents, end of period	$21,457	$24,153	$7,908

Use of Non-GAAP Financial Measure
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended December 31,		Years Ending December 31,

	2017	2016	2017	2016
	(in thousands)
Net Income, a GAAP measure	$15,770	$11,420	$54,498	$53,376
Depreciation	3,982	3,488	15,007	13,035
Amortization of bond premiums	8	33	47	249
Share-based compensation	1,498	1,185	6,458	4,357
Interest (income) expense	(91)	(102)	(345)	(541)
Income tax expense	1,680	6,517	19,994	26,615
EBITDAX, a non-GAAP measure	$22,847	$22,541	$95,659	$97,091